Exhibit 99.1

news release

Media Hotline: 1-888-326-6694
Consumer Resource Center: 1-800-732-6643

Contact: Janis Smith 202-752-6673

Number: 3868

Date: December 4, 2006

Fannie Mae Announces Scheduled Release of 2004 10-K with Restatement Results
Company Will Host Investor/Analyst Conference Call

Fannie Mae announced its intent to file its 2004 10-K with restatement results with the Securities and Exchange Commission on Wednesday, December 6 after the market closes.

The company also intends to host a conference call for the investment community on Thursday, December 7 at 1:00 p.m. (EST) to discuss the filing. Mary Lou Christy, Vice President and Interim Head, Investor Relations, will host the call. Daniel H. Mudd, President and Chief Executive Officer, Robert T. Blakely, Chief Financial Officer and David Hisey, Senior Vice President and Controller, will address investors and analysts. They, along with other members of senior management, will be available for questions.

The timing of both the filing and the conference call may be subject to change as the company finalizes the filing.

During the conference call, investors may ask questions live during the question and answer session. Investors may also e-mail their questions in advance to Investor_Relations1@fanniemae.com, and may continue to send follow-up questions to this email address during and after the call.

The dial-in number for the call is 866-233-3844 or, for international callers, 612-338-9017. The confirmation code is 852335. Please dial in 5 to 10 minutes prior to the start of the call. A replay of the call will be available for two weeks starting at 4:15 p.m. (EST) on December 7 through midnight (EST) on December 21. The replay number for the call is 800-475-6701 or, for international callers, 320-365-3844. The confirmation code is 852335.

Finally, on Friday, December 8 at 11:00 a.m. (EST), the company will also host an additional conference call to provide investors and analysts an opportunity to ask any additional technical accounting questions that were not addressed on Thursday’s call. David Hisey, Scott Blackley, Senior Vice President-Accounting Policy, and Peter Niculescu, Executive Vice President-Capital Markets, will be available to answer questions. The dial-in number for the call is 866-233-3844 or, for international callers, 612-338-9017. The confirmation code is 852358. A replay of the additional conference call will be available at 2:30 p.m. (EST) on December 8 through midnight on December 22. The replay number for the call is 800-475-6701 or, for international callers, 320-365-3844. The confirmation code is 852358.

Both conference calls will be Webcast at http://www.fanniemae.com and will be available for 30 days after the calls.

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Fannie Mae is a New York Stock Exchange Company. It operates pursuant to a federal charter. Fannie Mae has pledged through its American Dream Commitment to expand access to homeownership for millions of first-time home buyers; help raise the minority homeownership rate to 55 percent; make homeownership and rental housing a success for millions of families at risk of losing their homes; and expand the supply of affordable housing where it is needed most. More information about Fannie Mae can be found on the Internet at http://www.fanniemae.com.